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                                                                    EXHIBIT 10.5
                                                                    ------------


                              HINES NURSERIES, INC.


November 9, 2006


Mr. James J. O'Donnell


Re: Separation Benefits

Dear Mr. O'Donnell:

         In order to reward your loyalty to us, our parent or any of our subsidiaries (collectively, the "Company") and to encourage your continued dedication to your assigned management responsibilities, with this letter we offer you certain separation benefits which are subject to your honoring your confidentiality and non-solicitation obligations and the other conditions set forth herein.

         1. DEATH, DISABILITY, VOLUNTARY RESIGNATION OR TERMINATION FOR CAUSE. If you die or become disabled while employed by us (determined in accordance with our policies), you will receive the standard benefits available to you, i.e., earned wages, sick pay and benefits available under existing insurance or benefit plans to the extent applicable. If you voluntarily resign other than for Good Reason (as defined below) or are terminated for Cause (as defined below), you will be paid for earned wages as of the date of your resignation or termination and retain whatever rights under our benefit plans that are expressly provided for thereunder or otherwise required by law. For purposes of this agreement, "Cause" means (A) your material breach of any provision of this agreement, our policies or procedures, our code of conduct, any confidentiality agreement, or any other agreements you have with the Company; (B) your willful failure to perform or the gross negligence in your performance of duties in connection with your employment with us; (C) your engagement in an act of dishonesty involving the Company; (D) your indictment or conviction for a crime of theft, embezzlement, fraud, misappropriation of funds or other alleged act of dishonesty, or crime involving moral turpitude; or (E) your engagement in any violation of law relating to your employment by, or your violation of your duty of loyalty to, the Company.

         2. TERM. Unless extended by us in writing, this agreement shall expire on the second anniversary of the date of this agreement (the "Termination Date").


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         3. VOLUNTARILY RESIGNATION FOR GOOD REASON; TERMINATION WITHOUT CAUSE.
If we terminate you without Cause or you voluntarily resign for Good Reason during the term of this agreement, we will pay to you (a) a lump sum payment equal to six (6) months of your then-current monthly base salary less deductions or withholdings permitted or required by applicable law within thirty (30) days of the date of your termination or resignation; (b) any bonus amount which you

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had earned as determined in accordance with its applicable terms and conditions for the fiscal year ended prior to the date of your termination for Cause or resignation for Good Reason and which remains unpaid to you as of the date of your termination or resignation, which bonus shall be paid to you at the same time that other bonuses for such ended fiscal year are paid to other employees of the Company, consistent with past practices; and (c) the pro rata portion of any bonus which you otherwise would have been entitled to receive had you otherwise been employed by the Company on the last day of the fiscal year during which you were terminated for Cause or voluntarily resigned for Good Reason, which bonus shall be paid to you at the same time that other bonuses for such ended fiscal year are paid to other employees of the Company, consistent with past practices. The amounts referred to in subparagraphs (a) through (c) above are referred to herein collectively as the "Severance Pay". As a condition to receiving the Severance Pay described in subparagraphs (a) and (c), you shall execute and not revoke a release of claims in the form attached hereto as EXHIBIT A. For purposes of this agreement, "Good Reason" means that (x) your base salary is reduced without your consent, (y) you are assigned to an office or facility which is different than the office or facility where you are located on the date of this agreement and which is not within a radius of fifty (50) miles of your current office or facility and you reasonably object to the transfer to the new place of assignment, or (z) the Company takes any other action which results in a material adverse diminution in your position, authority, duties or responsibilities, and the Company fails to cure such reduction, re-assignment or material adverse diminution within fifteen (15) business days after the Company's receipt of written notice from you specifying the particular acts objected to and the specific cure requested by you.

         Notwithstanding anything in this Section 3 to the contrary, if any payment or benefit to you under this Section 3 that is payable to you on account of your termination of, or resignation from, employment with the Company, constitutes a "deferral of compensation" under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (as set forth in IRS Notice 2005-1, Q&A-4 or successor Temporary or Final Treasury Regulations) and you are a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), the Company shall delay commencement of any such payment or benefit until six months after your last day of employment with the Company (the "409A Suspension Period"). Within fourteen calendar days after the end of the 409A Suspension Period, the Company shall pay to you a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to you) and benefits that the Company would otherwise have been required to provide under this Section 3 but for the imposition of the 409A Suspension Period. Thereafter, you shall receive any remaining payments and benefits due under this Section 3 in accordance with the terms of this Section (as if there had not been any suspension period beforehand).

         4. CONFIDENTIALITY, NON-DISPARAGEMENT AND NON-SOLICITATION. In exchange for the foregoing benefits, you agree that you will maintain and preserve the confidentiality of all of the proprietary and confidential information entrusted to you (or that you learned) in the course of your employment by the Company and to abide by any similar confidentiality or non-disclosure agreements. This obligation applies to our confidential and proprietary information and to the confidential information entrusted to the Company by vendors, contractors, licensors and customers. Specifically, you acknowledge that the identity of the

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Company's customers, pricing policies for the Company's customers and the
Company's customers' requirements and preferences are the Company's proprietary and confidential information. You further agree, during your employment with the Company and for a period of one (1) year after the cessation of your employment with the Company for any reason, not to publish or communicate disparaging or derogatory statements or opinions about the Company and/or its affiliated and related entities (and the current and former directors, officers, employees and agents of all such business entities), or the operations, products or services of all such entities at any time. You further agree that any breach of this no disparagement provision by you will result in irreparable harm to the Company and therefore, the Company shall be entitled to seek an injunction prohibiting you from any violation or threatened violation of this no disparagement provision, and other relief, including monetary damages.

         You further agree, during your employment with the Company and for a period of one (1) year after the cessation of your employment with the Company for any reason, not to, directly or indirectly, either on your own behalf or on behalf of anyone else, attempt to persuade or solicit any of the Company's customers, vendors or distributors to cease to do business or to reduce the amount of business with which the customer has customarily done or contemplates doing with the Company or to expand its business with one of the Company's competitors.

         You further agree, during your employment with us and for a period of one (1) year after the cessation of your employment with us for any reason, not to, directly or indirectly, either on your own behalf or on behalf of any other person or entity, attempt to persuade or solicit any person who is an employee of the Company to terminate such employment. After you leave us, you agree not to seek to obtain any of our confidential and proprietary information or other internal information from any current or former employee.

         You further acknowledge and agree that the terms, agreements and covenants contained in this Agreement are reasonable as to scope, breadth and time and necessary to protect the legitimate interests of the Company, including, without limitation, the trade secrets and goodwill of the Company.

         At the time your employment terminates for any reason, you agree to return all property, information, address lists, keys, credit cards and other items of value to us.

         If you breach any of the provisions contained in this Paragraph 4 or contained in any other confidentiality, non-solicitation or non-disclosure agreement which you may have with the Company, then the benefits provided to you in this agreement shall terminate. Your agreements contained in this Paragraph 4 shall survive the termination of any such benefits.

         5. SUCCESSORS; BINDING AGREEMENT. This agreement shall inure to the benefit of and be enforceable by you and the Company and your and the Company's assigns. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

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         6. NOTICE. For the purpose of this agreement, notices and all other communications provided for in this agreement shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by overnight, commercial air courier service, on the second business day after being delivered to the air courier service, or if mailed, on the fifth day after being sent by first class, certified or registered mail, return receipt requested.

         7. MODIFICATION AND WAIVER. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by our Board of Directors. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this agreement.

         8. TAXES. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

         9. GOVERNING LAW. This Agreement shall be governed pursuant to the laws of the State of California.

         10. OTHER AGREEMENTS. This agreement sets forth the entire agreement of the parties with respect to the benefits provided to you herein. Nothing in this agreement, however, negates or otherwise limits any other agreements which you may have made with the Company regarding non-disclosure, non-solicitation and the protection of our information or other similar confidentiality or non-disclosure agreement. The provisions of this agreement do not change your rights under any Company sponsored employee benefit plans or any stock option or bonus plans.

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         If you agree with the terms of this letter, kindly sign and return to us the enclosed copy of this letter. We will sign this letter, and a fully-executed copy will be returned to you, constituting our agreement. Unless and until accepted in writing by us, this agreement shall not be effective.


Sincerely,

Hines Nurseries, Inc.


By /S/ ROBERT A. FERGUSON
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Name ROBERT A. FERGUSON
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Title PRESIDENT/CEO
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Agreed and Accepted,

this 9TH day of November, 2006.
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/S/ JAMES J. O'DONNELL
----------------------
James J. O'Donnell